Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clearwater Paper Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-156136, 333-156133, and 333-156131) on Form S-8 and registration statement (No. 333-164218) on Form S-3 of Clearwater Paper Corporation of our reports dated February 26, 2010, with respect to the balance sheets of Clearwater Paper Corporation as of December 31, 2009 and 2008, and the related statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Clearwater Paper Corporation.

/s/ KPMG LLP

Seattle, Washington

February 26, 2010